Exhibit 99.1

CrossAmerica Partners LP Announces Issuance and Sale of Cumulative Preferred Membership Interests by its Subsidiary

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$25 million of preferred equity in CAPL JKM Holdings LLC issued to affiliates of Chairman Joseph V. Topper, Jr and Vice Chairman John B. Reilly, III
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The net proceeds will be utilized to prepay a portion of the JKM Term Loan Credit Facility

Allentown, PA March 30, 2022 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator and owner and lessor of real estate used in the retail distribution of motor fuels, today reported the issuance and sale of $25 million of Cumulative Preferred Membership Interests in its indirect, wholly owned subsidiary, CAPL JKM Holdings LLC. The preferred interests were issued and sold to entities affiliated with Joseph V. Topper, Jr., who indirectly controls and is the Chairman of the board of directors of CrossAmerica GP LLC, the general partner of the Partnership, and to John B. Reilly, III, the Vice Chairman of the board of directors of CrossAmerica GP LLC. The Cumulative Preferred Membership Interests are entitled to a 9.0% cumulative preferred return and are exchangeable, subject to certain terms and conditions, for common units of CrossAmerica, at an exchange price of $23.74 per common unit (or into cash, if the holder so elects). The net proceeds from the preferred interest issuance will be used to prepay a portion of the outstanding borrowings under the Term Loan Credit Facility of the Partnership's subsidiary, CAPL JKM Partners LLC.

“Our preferred equity issuance is an additional component in the financing of our $263 million acquisition of assets from 7-Eleven completed earlier this year. At acquisition, the purchase was funded entirely through borrowings under our credit facilities and today’s equity transaction will be used to reduce those borrowings,” said Charles Nifong, President and CEO of CrossAmerica. “The transaction also demonstrates the continued commitment to the Partnership of our Chairman, Joseph V. Topper Jr, and Vice Chairman, John B. Reilly, III, and our Board of Directors’ dedication to acting in the best interests of our common unitholders.”

The issuance and sale of the Cumulative Preferred Membership Interests were approved by the Board of Directors of CrossAmerica’s General Partner, following the approval by, and recommendation of, its independent Conflicts Committee. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to CrossAmerica.

CrossAmerica will be filing a Form 8-K with the Securities and Exchange Commission providing additional details of the preferred equity issuance.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,750 locations and owns or leases approximately 1,150 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Randy Palmer (investors) at rpalmer@caplp.com

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.